UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     May 25, 2005

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Item 2.02. Results of Operations and Financial Condition

Brown-Forman Corporation issued a press release today, May 25, 2005 reporting results of its operations for the fiscal year and fiscal quarter ended April 30, 2005. A copy of this Brown-Forman Corporation press release is attached hereto as Exhibit 99.1.


Item 9.01.  Financial Statements and Exhibits

 (a)      Not applicable.
 (b)      Not applicable.
 (c)      Exhibits.
          99.1     Press Release, dated May 25, 2005



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   May 25, 2005                       By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and
                                                Assistant Corporate Secretary



Exhibit Index
99.1 Press Release, dated May 25, 2005, issued by Brown-Forman Corporation, reporting results of operations for fiscal year and fiscal quarter ended April 30, 2005.

                                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS 21% EPS GROWTH FOR FISCAL 2005

Louisville, KY, May 25, 2005 - Led by its flagship brand, Jack Daniel's Tennessee Whiskey, Brown-Forman Corporation reported earnings growth of 21% for its fiscal year ended April 30, 2005. Reported earnings were $2.52 per share on a diluted basis, up from $2.08 last year. Jack Daniel's annual worldwide depletions(1) grew by over 680,000 cases to 7.9 million during fiscal 2005, the highest annual case volume growth in the brand's long history.

Earnings were driven by exceptional performance from the company's premium beverage portfolio (most notably Jack Daniel's, Southern Comfort and Finlandia Vodka) and foreign currency benefits. These gains were partially offset by lower global trade inventories for most of its beverage portfolio due in part to the previously announced distribution changes in Continental Europe, and lower profits from the Consumer Durables segment.

In April 2005, the company elected early adoption of FAS 123(R), which requires the value of employee stock options to be recognized as expense. Results for prior periods have been restated for comparability. Full year earnings include a gain of $0.38 per share from the sale of the company's investment in Glenmorangie plc and asset impairment charges of $0.32 per share recorded earlier in the fiscal year associated primarily with the Lenox retail business.

--------
(1) Depletions are shipments from wholesale distributors to retailers and are commonly used in the wine and spirits industry as an approximation of consumer demand.

Adjusting reported earnings for the Glenmorangie gain, asset impairment charges, favorable foreign currency, lower global trade inventories and the absence in fiscal 2005 of litigation expenses incurred in the previous year, earnings per share grew 10% for the year:

      Reported Diluted EPS Growth                      21%

            Glenmorangie gain                         (18%)
            Asset impairments                          15%
            Foreign currency benefits                  (9%)
            Lower global trade inventories              4%
            Absence of F04 litigation expenses         (3%)

      Adjusted Diluted EPS Growth                      10%

Management believes that disclosure of this measure of earnings per share growth is important because it more accurately reflects the underlying operations of the company.

Fourth quarter diluted earnings per share were $0.49, up 7% compared to the $0.46 earned in the prior year. A reduction in trade inventories for Jack Daniel's and Southern Comfort in both Continental Europe and the United States, higher Beverages operating expenses in the quarter, and a decline in profits in Consumer Durables were more than offset by continued organic growth from the company's Beverages segment, foreign exchange benefits, lower taxes, and lower net interest expense.

Beverages

Consumer demand for premium spirits in the U.S. and in many international markets remains very strong. Revenue and gross profit for the Beverages segment were up 10% and 13%, respectively, in fiscal 2005. The strong revenue and gross profit growth was driven by continued volume and price increases for most of the company's premium brands and favorable foreign currency trends. The gross margin percentage for the company's beverage portfolio improved to 52.7% from 51.4% as a result of foreign currency benefits, price increases for Jack Daniel's and Southern Comfort, and a favorable shift in brand mix.

Beverages segment advertising investments were up 11% in fiscal 2005 due to a continuation of focused brand building efforts. SG&A expenses increased 13% for the year, reflecting higher incentive compensation and pension expense, costs associated with Sarbanes-Oxley compliance and the development of the company's global distribution strategy, and advisory fees related to the exploration of strategic alternatives for Lenox, Inc.

Consumer demand for Jack Daniel's was very strong during the year. Depletions grew in the upper-single digits domestically and at a double-digit rate outside of the U.S., led by expanded consumer demand in the United Kingdom, Continental Europe, South Africa, and China. Volumes for Southern Comfort grew in the mid-single digits globally, with notable strength in the U.S., U.K., South Africa and Australia. Worldwide depletions for Finlandia were up in the high-single digits led by double-digit increases in Poland and continued solid growth in the U.S.

Depletions for mid-priced brands in the company's beverage portfolio (Canadian Mist, Bolla and Fetzer) posted declines for the year, though the rates of decline slowed when compared to the prior year. However, the company's developing brands such as Tuaca, Sonoma-Cutrer and Woodford Reserve posted strong double-digit increases.

The following chart summarizes the fiscal 2005 worldwide depletions for Brown-Forman's major beverage brands.

      Brand                   Cases (000's)           % Change

      Jack Daniel's               7,880                   9%
      Total RTD's(2)              2,845                  12%
      Southern Comfort            2,285                   5%
      Fetzer                      2,210                 (13%)
      Canadian Mist               2,115                  (2%)
      Finlandia                   1,845                   7%
      Bolla                       1,300                 (10%)
      Korbel                      1,165                   2%


--------

(2) RTD (ready to drink) volumes include Jack Daniel's, Southern Comfort and Finlandia RTD products but exclude Jack Daniel's Original Hard Cola which was discontinued during fiscal 2005.

Consumer Durables

Excluding the effect of the $37 million write-down of Lenox goodwill related to the retail business, Consumer Durables operating profit of $9 million for the year was down sharply compared to last year. While lower net sales in all three Lenox channels of distribution were only partially offset by significant reductions in advertising spending and aggressive management of SG&A expenses, the segment contributed an incremental $50 million to the company's net cash flow.

As previously announced, the company is exploring strategic alternatives, including a possible sale, for Lenox, Inc., which represents the vast majority of the Consumer Durables segment.

Outlook

Owsley Brown II, Chairman and Chief Executive Officer said, "We are very pleased with our fiscal 2005 results and remain optimistic about the favorable environment for premium spirits within the United States and in many markets around the world. Our portfolio of outstanding beverage brands, led by some of the best brand builders in the industry, gives me great confidence in our ability to continue to deliver superior returns to our shareholders while making the appropriate amount of investment for the future." The company currently anticipates fiscal 2006 earnings will be in the range of $2.70 to $2.80 per share. Excluding the net impact of the Glenmorangie gain and the asset impairment charges from fiscal 2005 earnings, this represents growth in the range of 10% to 14%.

Conference Call

Brown-Forman will host a conference call to discuss its fiscal 2005 results today at 10:00 a.m. EST. All interested parties in the U.S. are invited to join the conference by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call. A live audio broadcast of the conference call will also be available by accessing Brown-Forman's Internet Web site, www.brown-forman.com, and then clicking on the "Investor Information" icon.

For those unable to participate in the live call, a replay will be available two hours after completion of the conference by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 6425332. A recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call. The replays will be available for at least thirty days after the conference call.

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:
This news release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

 - changes in general economic conditions, particularly in the United States where we earn the majority of our profits;
 - a strengthening U.S. dollar against foreign currencies, especially the British Pound;
 - reduced bar, restaurant, hotel and travel business in wake of other terrorist attacks, such as occurred on 9/11;
 - developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our advertising causes illegal consumption of alcohol by those under the legal drinking age, or other attempts to limit alcohol marketing, through either litigation or regulation;
 - a dramatic change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;
 - tax increases, whether at the federal or state level;
 - increases in the price of grain and grapes;
 - continued depressed retail prices and margins in our wine business because of our excess wine inventories, existing grape contract obligations, and a world-wide oversupply of grapes; and
 - the effects on our Consumer Durables business of the general economy, department store business, response rates in our direct marketing business, and profitability of mall outlet operations.

                            Brown-Forman Corporation
                        Consolidated Statements of Income
                 (Dollars in millions, except per share amounts)

                                       Three Months Ended
                                            April 30,
                                      2004           2005         Change
                                     ------         ------        ------

Net Sales                            $625.0         $612.8          (2%)
   Beverages                          495.8          502.3           1%
   Consumer Durables                  129.2          110.5         (14%)

Gross Profit                         $319.2         $326.1           2%
   Beverages                          259.0          277.5           7%
   Consumer Durables                   60.2           48.6         (19%)

Advertising Expenses                  $93.8         $ 92.0          (2%)
   Beverages                           72.6           74.5           2%
   Consumer Durables                   21.2           17.5         (17%)

Selling, General, and
   Administrative Expenses           $136.1         $149.8          10%
   Beverages                          100.0          116.5          16%
   Consumer Durables                   36.1           33.3          (8%)

Other Expense (Income), net           $ 2.0          $(0.8)
   Beverages                           (0.5)          (1.1)
   Consumer Durables                    2.5            0.3

Operating Income (Loss)              $ 87.3         $ 85.1          (2%)
   Beverages                           86.9           87.6           1%
   Consumer Durables                    0.4           (2.5)         N/M

Interest Expense, net                   4.3            2.3

Income Before Income Taxes           $ 83.0         $ 82.8           0%

     Taxes on Income                   26.2           22.1

Net Income                            $56.8         $ 60.7           7%

Earnings Per Share
   - Basic                            $0.47           $0.50          7%
   - Diluted                          $0.46           $0.49          7%

                            Brown-Forman Corporation
                        Consolidated Statements of Income
                 (Dollars in millions, except per share amounts)

                                          Year Ended
                                           April 30,
                                      2004           2005         Change
                                    -------        -------        ------

Net Sales                          $2,576.8       $2,728.8           6%
   Beverages                        1,992.1        2,194.6          10%
   Consumer Durables                  584.7          534.2          (9%)

Gross Profit                       $1,298.3       $1,399.8           8%
   Beverages                        1,024.2        1,156.1          13%
   Consumer Durables                  274.1          243.7         (11%)

Advertising Expenses                 $353.8         $370.8           5%
   Beverages                          265.0          292.9          11%
   Consumer Durables                   88.8           77.9         (12%)

Selling, General, and
   Administrative Expenses           $533.0         $573.6           8%
   Beverages                          371.8          419.2          13%
   Consumer Durables                  161.2          154.4          (4%)

Goodwill Impairment
   Consumer Durables                    --            37.0

Other Expense (Income), net           $10.8          $ 0.4
   Beverages                            3.6           (1.9)
   Consumer Durables                    7.2            2.3

Operating Income (Loss)              $400.7         $418.0           4%
   Beverages                          383.8          445.9          16%
   Consumer Durables                   16.9          (27.9)         N/M

Gain on Sale of Investment
 in Affiliate                           --            72.3

Interest Expense, net                  19.3           13.9

Income Before Income Taxes           $381.4         $476.4          25%

     Taxes on Income                  127.4          168.1

Net Income                           $254.0         $308.3          21%

Earnings Per Share
   - Basic                            $2.09           $2.53         21%
   - Diluted                          $2.08           $2.52         21%

                            Brown-Forman Corporation
                      Condensed Consolidated Balance Sheets
                              (Dollars in millions)

                                                  April 30,            April 30,
                                                    2004                 2005
                                                 --------              --------
Assets:
Cash and cash equivalents                          $   68                $  295
Accounts receivable, net                              348                   344
Inventories                                           557                   574
Other current assets                                  110                   104
                                                   ------                ------
     Total current assets                           1,083                 1,317

Property, plant, and equipment, net                   515                   501
Trademarks and brand names                            247                   334
Goodwill                                              315                   282
Other assets                                          216                   190
                                                   ------                ------
     Total assets                                  $2,376                $2,624
                                                   ======                ======

Liabilities:
Accounts payable and accrued expenses              $  271                $  311
Short-term borrowings                                  50                   279
Accrued taxes on income                                48                    48
                                                   ------                ------
     Total current liabilities                        369                   638

Long-term debt                                        630                   352
Deferred income taxes                                 112                   132
Accrued postretirement benefits                       137                   156
Other liabilities                                      33                    36
                                                   ------                ------
     Total liabilities                              1,281                 1,314

Stockholders' equity                                1,095                 1,310
                                                   ------                ------

Total liabilities and stockholders' equity         $2,376                $2,624
                                                   ======                ======

                            Brown-Forman Corporation
                 Condensed Consolidated Statements of Cash Flows
                              (Dollars in millions)

                                                              Year Ended
                                                               April 30,
                                                        2004              2005
                                                       ------            ------
Cash provided by operating activities                   $304              $396

Cash flows from investing activities:
   Proceeds from sale of investment in affiliate          --                93
   Acquisition of minority interest of subsidiary         --               (64)
   Additions to property, plant, and equipment           (56)              (49)
   Other                                                  (7)                4
                                                      -------           -------
         Cash used for investing activities              (63)              (16)

Cash flows from financing activities:
   Net decrease in debt                                 (162)              (50)
   Dividends paid                                        (97)             (111)
   Other                                                  14                 8
                                                      -------           -------
         Cash used for financing activities             (245)             (153)
                                                      -------           -------

Net increase (decrease) in cash and cash equivalents      (4)              227

Cash and cash equivalents, beginning of period            72                68
                                                      -------           -------
Cash and cash equivalents, end of period                 $68              $295
                                                      =======           =======

                            Brown-Forman Corporation
                            Supplemental Information
                 (Dollars in millions, except per share amounts)


                                                        Three Months Ended
                                                            April 30,
                                                    2004                  2005
                                                   ------                ------

Depreciation and amortization                         $14                  $14

Excise taxes                                          $91                  $97

Effective tax rate                                  31.7%                 26.7%

Cash dividends paid per common share              $0.2125               $0.245

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        121,512               121,807
   - Diluted                                      122,275               122,724



                                                            Year Ended
                                                            April 30,
                                                    2004                  2005
                                                   ------                ------

Depreciation and amortization                         $56                   $58

Excise taxes                                         $364                  $417

Effective tax rate                                  33.5%                 35.3%

Cash dividends paid per common share                $0.80                $0.915

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        121,359               121,746
   - Diluted                                      121,986               122,507



These figures have been prepared in accordance with the company's customary accounting practices.